UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): February 1, 2008

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Paul A. Brown, M.D., the founder and chairman of the board of directors of HearUSA, Inc. (the “Company”), is retiring as chairman of the Company effective February 4, 2008. Dr. Brown founded the Company in 1986 and has served on the board of directors of the Company and as an officer since its formation. Dr. Brown most recently served as chairman of the board. In honor of Dr. Brown’s service to the Company and in recognition of his industry knowledge and expertise, the Board has designated Dr. Brown as chairman emeritus of the board of directors and he will be paid $30,000 annually in such role. On February 4, 2008, the Company and Dr. Brown entered into a retirement agreement pursuant to which the parties set forth the terms of Dr. Brown’s resignation and retirement from the Company. This retirement agreement was approved by the board of directors on February 1, 2008. The retirement agreement provides for the termination of his Employment Agreement dated August 31, 2005 and the payment of a sum equal to $720,000 over three years, provision of continuing health and life insurance benefits for three years and extension of the post-termination exercise period for his options.

Stephen J. Hansbrough, president and chief executive officer and a member of the Company’s board of directors, will assume the role of chairman of the board, effective immediately. David J. McLachlan, an independent director and chairman of the audit committee of the board of directors, will assume the newly created position of lead independent director.

A copy of the press release issued by the Company on February 5, 2008 is attached hereto as Exhibit 99.1 and furnished with this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of HearUSA, Inc. dated February 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: February 5, 2008	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release of HearUSA, Inc. dated February 5, 2008.

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